As filed with the Securities and Exchange Commission on February 27, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND	95-4448705
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(Address, Including Zip Code, of Principal Executive Offices)

The Macerich Property Management Company 401(k) Profit Sharing Plan

(Full Title of the Plan)

Thomas J. Leanse

Senior Executive Vice President, Chief Legal Officer and Secretary

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

(Name and Address of Agent for Service)

Telephone Number, including Area Code, of Agent for Service:  (310) 394-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	500,000	$60.665	$30,332,500	$4,138
(1)

This registration statement (the “Registration Statement”) covers, in addition to the number of shares of The Macerich Company (the “Company” or the “Registrant”) common stock, par value $0.01 (the “Common Stock”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of interests that may be offered or issued pursuant to The Macerich Property Management Company 401(k) Profit Sharing Plan (the “Plan”), and pursuant to Rule 416(a) under the Securities Act, an additional indeterminate number of shares of Common Stock that may be offered or issued as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on February 21, 2013, as quoted on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8.  The documents containing such information are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

Registrant hereby incorporates by reference into this Registration Statement the following documents:

1.              The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012, filed with the Commission on February 22, 2013;

2.              The Company’s Current Reports on Form 8-K, filed with the Commission on January 7, 2013 and January 28, 2013, and the Company’s Current Report on Form 8-K/A, filed with the Commission on February 8, 2013 (such report amending the Company’s Form 8-K filed with the Commission on December 4, 2012);

3.              The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2011, filed with the Commission on June 26, 2012; and

4.              The descriptions of the Company’s Common Stock which are contained in registration statements filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act.  Therefore, the description of securities is omitted.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

The Maryland General Corporation Law (“MGCL”) permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment of a cause of action and is material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit of profit actually received.  The Company’s charter (the “Charter”) has incorporated a provision that eliminates the liability of the Company’s directors and officers to the Company and to its stockholders for money damages to the fullest extent permitted by the MGCL.

The Charter requires the Company to indemnify present officers and directors and the Company’s Bylaws (the “Bylaws”) require the Company to indemnify present and former directors and officers, whether serving the Company or at its request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland.  The Charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:  (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit, in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.  The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.  The Company’s Bylaws specify the procedures for indemnification and advance of expenses.  The partnership agreement of the Company’s operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), also provides for indemnification of the Company and its officers and directors similar to that provided to officers and directors of the Company in the Charter, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contained in the Charter.

The Company and the Operating Partnership have entered into indemnification agreements with certain of the Company’s executive officers and directors.  The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses.  The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under the Company’s director’s and officer’s liability insurance.  Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter, the Bylaws, and the partnership agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Company’s board of directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

See the attached Exhibit Index.  The Company undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.         Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 27, 2013.

THE MACERICH COMPANY

By:	/s/ Thomas E. O’Hern
Thomas E. O’Hern
Senior Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Dana K. Anderson, Arthur M. Coppola, Edward C. Coppola, Thomas E. O’Hern and Thomas J. Leanse, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, the power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm that all the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, effective as of February 27, 2013.

SIGNATURE	TITLE

/s/ Arthur M. Coppola
Arthur M. Coppola	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Dana K. Anderson	Vice Chairman of the Board of Directors
Dana K. Anderson

/s/ Edward C. Coppola	President and Director
Edward C. Coppola

/s/ Douglas D. Abbey	Director
Douglas D. Abbey

/s/ Frederick S. Hubbell	Director
Frederick S. Hubbell

/s/ Diana M. Laing	Director
Diana M. Laing

/s/ Stanley A. Moore	Director
Stanley A. Moore

/s/ Mason G. Ross	Director
Mason G. Ross

/s/ Dr. William P. Sexton	Director
Dr. William P. Sexton

/s/ Andrea M. Stephen	Director
Andrea M. Stephen

/s/ Thomas E. O’Hern	Senior Executive Vice President, Chief Financial Officer
Thomas E. O’Hern	and Treasurer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, the trustees of the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 27, 2013.

THE MACERICH PROPERTY MANAGEMENT COMPANY 401(K) PROFIT SHARING PLAN

By:	/s/ Scott W. Kingsmore
Scott W. Kingsmore
Trustee

By:	/s/ Kara J. McNulty
Kara J. McNulty
Trustee

EXHIBIT INDEX

Exhibit Number	Description

4.1	The Macerich Property Management Company 401(k) Profit Sharing Plan (Amended and Restated Effective as of January 1, 2010).

4.2	The Macerich Property Management Company 401(k) Profit Sharing Plan Trust Agreement.

5.1	Opinion of Venable LLP

23.1	Consent of Windes & McClaughry Accountancy Corporation, the Plan’s Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, the Company’s Independent Registered Public Accounting Firm.

23.3	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement).